Contacts:
Anthony N. Leo	Jeffrey M. Hunt
Chief Executive Officer	Chief Strategy Officer
727.399.5678	727.399.5687

BayFirst Financial Corp. Increases Quarterly Cash Dividend by 14% to $0.08 Per Common Share

ST. PETERSBURG, FL. — January 27, 2022 — BayFirst Financial Corp. (f/k/a First Home Bancorp, Inc.) (NASDAQ: BAFN) (“BayFirst” or the “Company”), parent company of First Home Bank, today announced its Board of Directors increased its quarterly cash dividend by 14% to $0.08 per common share. The dividend will be payable March 15, 2022 to common shareholders of record as of March 1, 2022. This dividend marks the 23rd consecutive quarterly cash dividend paid since BayFirst initiated cash dividends in 2016, and represents a 240% increase over the 23-quarter period.
“Our franchise is generating solid profitability, and we are committed to providing returns to our shareholders through dividends,” stated Anthony N. Leo, Chief Executive Officer. “The increased cash dividend highlights BayFirst’s strong performance, its solid capital position and the attractive growth opportunities we see ahead.”
On January 26, 2022, BayFirst reported earnings for the fourth quarter of 2021 of $2.81 million, or $0.61 per diluted common share, driven by higher gain on sale of SBA guaranteed loans, which were partially offset by a reduction in interest and origination fee income from the SBA’s Paycheck Protection Program (PPP) and lower residential loan fee income, compared to the previous quarter. In the third quarter of 2021, the Company reported net income of $1.28 million, or $0.26 per diluted common share, and in the fourth quarter of 2020 the Company earned $5.61 million, or $1.35 per diluted common share. The variability in financial metrics for the fourth quarter of 2021 compared to the year ago period is a direct reflection of the Bank’s participation in PPP over the course of the last two years.
About BayFirst Financial Corp.
BayFirst Financial Corp. (f/k/a First Home Bancorp, Inc.) is a registered bank holding company which commenced operations on September 1, 2000. Its primary source of income is from its wholly owned subsidiary, First Home Bank, which commenced business operations on February 12, 1999. First Home Bank is a Federal Reserve member and a state-chartered banking institution. The Bank operates seven full-service office locations, 23 mortgage loan production offices, and is in the top 15 by dollar volume and by number of units originated nationwide through the first quarter of SBA’s 2022 fiscal year ended December 31, 2021.
BayFirst Financial Corp., through the bank, offers a broad range of commercial and consumer banking services including various types of deposit accounts and loans for businesses and individuals. As of December 31, 2021, BayFirst Financial Corp. had $917.10 million in total assets.
Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements involve risk and uncertainty and a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. BayFirst Financial Corp. does not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.
Note: Transmitted on Globe Newswire on January 27, 2022, at 9:00 a.m. EST.